Exhibit 3.1.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 03/14/2012
FILED 04:04 PM 03/14/2012
SRV 120311808 - 4859442 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of ALPHA NETWORK ALLIANCE VENTURES INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution selling forth the proposed amendment is as follows:

RESOLVED, that the: Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

The amount of the total stock of this corporation is authorized to issue is 8,000,000,000 common shares with a par value of $.0001 per share, and 2,000,000,000 preferred shares with a par value of $.0001 per share (number of authorized shares).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required bystatute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of March, 2012.

By:	/s/ Eleazar Rivera
Authorized Officer
Title:	PRESIDENT

Name:	ELEAZAR RIVERA
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